Exhibit 4.47

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

NGL Energy Partners LP (“NGL”), a limited partnership, has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of which is listed on the New York Stock Exchange (“NYSE”), as set forth in the table below:

Title of Class	Trading Symbol	Exchange
Common Units (“Common Units”)	NGL	NYSE
Class B fixed-to-floating rate cumulative redeemable perpetual preferred units (“Class B Preferred Units”)	NGL-PB	NYSE
Class C fixed-to-floating rate cumulative redeemable perpetual preferred units (“Class C Preferred Units”)	NGL-PC	NYSE

The following summary of the material terms of our Common Units, Class B Preferred Units and Class C Preferred Units is based upon our Seventh Amended and Restated Limited Partnership, dated October 31, 2019, as may be amended or amended and restated from time to time (the “Partnership Agreement”) relating to our outstanding classes of partnership interests. The summary is not complete and is qualified by reference to our Partnership Agreement, which we have incorporated by reference as an exhibit to this Annual Report on Form 10-K of which this exhibit is a part.

Description of Common Units

The Common Units represent limited partner interests that entitle the holders to participate in NGL’s partnership distributions and exercise the rights or privileges available to limited partners under our Partnership Agreement.

Listing

Our Common Units are traded on the NYSE under the symbol “NGL.” Any additional Common Units that we issue also will be traded on the NYSE.

Voting Rights

Each holder of Common Units is entitled to one vote for each unit on all matters submitted to a vote of the Common Unitholders, subject to any limitations contained in the Partnership Agreement. See “The Partnership Agreement—Voting Rights” below.

Cash Distributions

Our Partnership Agreement provides for a minimum quarterly distribution of $0.3375 per Common Unit per complete quarter, or $1.35 per unit on an annualized basis, subject to adjustments. Quarterly distributions, if any, will be paid within 45 days after the end of each quarter. Our ability to make cash distributions equal to the minimum quarterly distribution will be subject to various factors, including those described under “Risk Factors” in our annual and quarterly filings with the Securities and Exchange Commission (“SEC”). See “Our Cash Distribution Policy” below.

Transfer Agent and Registrar

Duties. Equiniti Trust Company (formerly Wells Fargo Bank, National Association) serves as the registrar and transfer agent for the Common Units. We will pay all fees charged by the transfer agent for transfers of Common Units, except the following that must be paid by unitholders:

• surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges in connection therewith;

• special charges for services requested by a common unitholder; and

• other similar fees or charges.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of Common Units in accordance with our Partnership Agreement, each transferee of Common Units shall be admitted as a limited partner with respect to the Common Units transferred when such transfer and admission are reflected in our books and records. Each transferee:

• automatically becomes bound by the terms and conditions of, and is deemed to have executed, our Partnership Agreement;

• represents that the transferee has the capacity, power and authority to become bound by our Partnership Agreement; and

• gives the consents, waivers and approvals contained in our Partnership Agreement.

Our general partner, NGL Energy Holdings LLC, will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.

We may, at our discretion, treat the nominee holder of a Common Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common Units are securities, and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred Common Units.

Until a Common Unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF PREFERRED UNITS

The Class B Preferred Units and Class C Preferred Units represent limited partner interests that entitle the holders to receive cash distributions and to exercise rights and privileges set forth in the Partnership Agreement. Please read “The Partnership Agreement” below.

Class B Preferred Units

On June 13, 2017, we issued 8,400,000 of our 9.00% Class B Preferred Units, liquidation preference $25.00 per Class B Preferred Unit, representing limited partner interests in us. On July 2, 2019, we issued 4,185,642 Class B Preferred Units in a private placement transaction pursuant to the terms of that certain Asset Purchase and Sale Agreement, dated as of May 13, 2019, by and among our wholly owned subsidiary, Mesquite Disposals Unlimited, LLC and Mesquite SWD, Inc.

Distributions. Distributions on the Class B Preferred Units are cumulative from date of issuance and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, when, as and if declared by our general partner out of legally available funds for such purpose. Distributions on the Class B Preferred Units are paid on an equal priority basis with distributions on outstanding parity securities, if any. Distributions are paid to holders of record as of the opening of business on the January 1, April 1, July 1 or October 1 next preceding the distribution payment date. The initial distribution rate for the Class B Preferred Units from and including the date of issuance to, but not including, July 1, 2022, will be 9.00% per annum of the $25.00 liquidation preference per unit (equal to $2.25 per Class B Preferred Unit per annum). On and after July 1, 2022, distributions on the Class B Preferred Units will accumulate for each quarterly distribution period at a percentage of the $25.00 liquidation preference equal to the applicable Class B Three-Month LIBOR (as defined in our Partnership Agreement) plus a spread of 721.3 basis points.

No distribution may be declared or paid or set apart for payment on any junior securities (other than a distribution payable solely in junior securities), unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Class B Preferred Units and any parity securities through the most recent respective distribution payment dates.

Redemption. At any time on or after July 1, 2022, we will have the right to redeem, in whole or in part, the Class B Preferred Units at a redemption price in cash of $25.00 per Class B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, regardless of whether declared. We must provide not less than 30 days’ and not more than 60 days’ advance written notice of any such redemption.

Change of Control. Upon the occurrence of a Class B Change of Control (as defined in our Partnership Agreement), we will have the right, at our option, to redeem the Class B Preferred Units, in whole or in part, within 120 days after the first date on which such Class B Change of Control occurred, by paying $25.00 per Class B Preferred Unit, plus all accumulated and unpaid distributions to, but not including, the date of redemption, regardless of whether declared. If, prior to the Class B Change of Control Conversion Date (as defined in our Partnership Agreement), we exercise our redemption rights relating to Class B Preferred Units, holders of the Class B Preferred Units that we elected to redeem will not have the conversion right related to a Class B Change of Control.

Upon the occurrence of a Class B Change of Control, each holder of Class B Preferred Units will have the right (unless, prior to the Class B Change of Control Conversion Date, we provide notice of our election to redeem the Class B Preferred Units) to convert some or all of the Class B Preferred Units held by such holder on the Change of Class B Change of Control Conversion Date into a number of common units per Class B Preferred Unit to be converted equal to the lesser of (a) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid distributions to, but not including, the Class B Change of Control Conversion Date (unless the Class B Change of Control Conversion Date is after a record date for a Class B Preferred Unit distribution payment and prior to the corresponding Class B Distribution Payment Date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the common unit price, and (b) 3.63636, subject, in each case, to certain exceptions and adjustments.

Voting. The Class B Preferred Units will have no voting rights, except as set forth below or as otherwise provided by Delaware law. Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Class B Preferred Units, voting as a separate class, we cannot adopt any amendment to our Partnership Agreement that has a material adverse effect on the terms of the Class B Preferred Units. In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Class B Preferred Units, voting as a single class with holders of any future parity securities upon which like voting rights have been conferred and are exercisable, we may not (a) create or issue any additional parity securities if the cumulative distributions payable on the then-outstanding Class B Preferred Units or parity securities are in arrears or (b) create or issue any senior securities. On any matter described above on which the holders of the Class B Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per Class B Preferred Unit.

Liquidation. Any amounts distributed by us upon a liquidation will be made to our partners in accordance with their respective positive capital account balances. The holders of outstanding Class B Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of the Partnership’s affairs, whether voluntary or involuntary, a capital account balance equal to the liquidation preference of $25.00 per Class B Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Class B Preferred Units). However, if the amount of the our gross income and gain available to be specially allocated to the Class B Preferred Units is not sufficient to cause the capital account of a Class B Preferred Unit to equal the liquidation preference of a Class B Preferred Unit, then the amount that a holder of Class B Preferred Units would receive upon liquidation may be less than the Class B Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Class B Preferred Units will be paid prior to any distributions in liquidation made in accordance with capital accounts.

Class C Preferred Units

On April 2, 2019, we issued 1,800,000 of our 9.625% Class C Preferred Units, liquidation preference $25.00 per Class C Preferred Unit, representing limited partner interests in us.

Distributions. Distributions on the Class C Preferred Units are cumulative from date of issuance and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, when, as and if declared by our general partner out of legally available funds for such purpose. Distributions on the Class C Preferred Units are paid on an equal priority basis with distributions on outstanding parity securities, if any. Distributions are paid to holders of record as of the opening of business on the January 1, April 1, July 1 or October 1 next preceding the distribution payment date. The initial distribution rate for the Class C Preferred Units from and including the date of issuance to, but not including, April 15, 2024, will be 9.625% per annum of the $25.00 liquidation preference per Class C Preferred Unit (equal to $2.40625 per Class C Preferred Unit per annum). On and after April 15, 2024, distributions on the Class C Preferred Units will accumulate for each quarterly distribution period at a percentage of the $25.00 liquidation preference equal to the applicable Class C Three-Month LIBOR (as defined in our Partnership Agreement) plus a spread of 738.4 basis points.

No distribution may be declared or paid or set apart for payment on any junior securities (other than a distribution payable solely in junior securities), unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Class C Preferred Units and any parity securities through the most recent respective distribution payment dates.

Redemption. At any time on or after April 15, 2024, we will have the right to redeem, in whole or in part, the Class C Preferred Units at a redemption price in cash of $25.00 per Class C Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, regardless of whether declared. We must provide not less than 30 days’ and not more than 60 days’ advance written notice of any such redemption.

Change of Control. Upon the occurrence of a Class C Change of Control (as defined in our Partnership Agreement), we will have the right, at our option, to redeem the Class C Preferred Units, in whole or in part, within 120 days after the first date on which such Class C Change of Control occurred, by paying $25.00 per Class C Preferred Unit, plus all accumulated and unpaid distributions to, but not including, the date of redemption, regardless of whether declared. If, prior to the Class C Change of Control Conversion Date (as defined in our Partnership Agreement), we exercise our redemption rights relating to Class C Preferred Units, holders of the Class C Preferred Units that we elected to redeem will not have the conversion right related to a Class C Change of Control.

Upon the occurrence of a Class C Change of Control, each holder of Class C Preferred Units will have the right (unless, prior to the Class C Change of Control Conversion Date, we provide notice of our election to redeem the Class C Preferred Units) to convert some or all of the Class C Preferred Units held by such holder on the Change of Class C Change of Control Conversion Date into a number of Common Units per Class C Preferred Unit to be converted equal to the lesser of (a) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid distributions to, but not including, the Class C Change of Control Conversion Date (unless the Class C Change of Control Conversion Date is after a record date for a Class C Preferred Unit distribution payment and prior to the corresponding Class C Distribution Payment Date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Unit price, and (b) 3.5791, subject, in each case, to certain exceptions and adjustments.

Voting. The Class C Preferred Units will have no voting rights, except as set forth below or as otherwise provided by Delaware law. Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Class C Preferred Units, voting as a separate class, we cannot adopt any amendment to our Partnership Agreement that has a material adverse effect on the terms of the Class C Preferred Units. In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Class C Preferred Units, voting as a single class with holders of any future parity securities upon which like voting rights have been conferred and are exercisable, we may not (a) create or issue any additional parity securities if the cumulative distributions payable on the then-outstanding Class C Preferred Units or parity securities are in arrears or (b) create or issue any senior securities. On any matter described above on which the holders of the Class C Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per Class C Preferred Unit.

Liquidation. Any amounts distributed by us upon a liquidation will be made to our partners in accordance with their respective positive capital account balances. The holders of outstanding Class C Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of the Partnership's affairs, whether voluntary or involuntary, a capital account balance equal to the liquidation preference of $25.00 per Class C Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Class C Preferred Units). However, if the amount of the our gross income and gain available to be specially allocated to the Class C Preferred Units is not sufficient to cause the capital account of a Class C Preferred Unit to equal the liquidation preference of a Class C Preferred Unit, then the amount that a holder of Class C Preferred Units would receive upon liquidation may be less than the Class C Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Class C Preferred Units will be paid prior to any distributions in liquidation made in accordance with capital accounts.

OUR CASH DISTRIBUTION POLICY
General

We have summarized below selected provisions of our Partnership Agreement. However, because this summary is not complete it is subject to and is qualified in its entirety by reference to our Partnership Agreement. We suggest that you read the complete text of our Partnership Agreement, which we have incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

Our Minimum Quarterly Distribution

Our Partnership Agreement provides for a minimum quarterly distribution of $0.3375 per Common Unit per complete quarter, or $1.35 per unit on an annualized basis, subject to adjustments. Quarterly distributions, if any, will be paid within 45 days after the end of each quarter. Our ability to make cash distributions equal to the minimum quarterly distribution will be subject to various factors, including those described under “Risk Factors” in our annual and quarterly filings with the SEC.

Our general partner currently is entitled to 0.1% of all distributions that we make prior to our liquidation. In the future, our general partner’s initial 0.1% general partner interest in these distributions may be reduced if we issue additional units and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 0.1% general partner interest. Our general partner will also hold the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 48.0%, of the cash we distribute in excess of $0.388125 per unit per quarter.

We do not have a legal obligation to pay distributions on our Common Units at our minimum quarterly distribution rate or at any other rate except as provided in our Partnership Agreement. Our Partnership Agreement requires that we distribute all of our available cash quarterly. Under our Partnership Agreement, available cash is generally defined to mean, for each quarter, cash generated from our business in excess of the amount of cash reserves established by our general partner to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders and our general partner for any one or more of the next four quarters. Our available cash may also include, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

If we do not pay the minimum quarterly distribution on our Common Units, our unitholders will not be entitled to receive such payments in the future.

Although our unitholders may pursue judicial action to enforce provisions of our Partnership Agreement, including those related to requirements to make cash distributions as described above, our Partnership Agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) or any other law, rule or regulation or at equity. Our Partnership Agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in, or not opposed to, our best interest.

Our cash distribution policy, as expressed in our Partnership Agreement, may not be modified or repealed without amending our Partnership Agreement. However, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our Partnership Agreement as described above.

We will pay our distributions on the 14th or 15th of each February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. Our general partner, through its board of directors, may suspend distributions in accordance with the Partnership Agreement.

Distributions of Available Cash

General. Our Partnership Agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash. Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

• less, the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter to:

• provide for the proper conduct of our business;

• comply with applicable law, any of our debt instruments or other agreements; and

• provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (unless our general partner determines that the establishment of cash reserves for such purpose will prevent us from distributing the minimum quarterly distribution on all common units for the next four quarters);

• plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash on hand after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders.

Intent to Distribute the Minimum Quarterly Distribution. We intend to distribute to our common unitholders on a quarterly basis at least the minimum quarterly distribution of $0.3375 per unit, or $1.35 on an annualized basis, to the extent we have sufficient cash from our operations after payment of distributions on our preferred units, establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. However, there is no guarantee that we will pay the minimum quarterly distribution or any amount on our Common Units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our Partnership Agreement.

General Partner Interest and Incentive Distribution Rights. Our general partner currently is entitled to 0.1% of all quarterly distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner’s initial 0.1% interest in our distributions may be reduced if we issue additional limited partner interests in the future (other than the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest.

Our general partner also currently holds incentive distribution rights, which represent a potentially material variable interest in our distributions. Incentive distribution rights entitle our general partner to receive increasing percentages, up to a maximum of 48.1%, of the cash we distribute from operating surplus (as defined below) in excess of $0.388125 per unit per quarter. The maximum distribution of 48.1% includes distributions paid to our general partner on its 0.1% general partner interest and assumes that our general partner maintains its general partner interest at 0.1%. The maximum distribution of 48.1% does not include any distributions that our general partner may receive on common units that it owns. See “—General Partner Interest and Incentive Distribution Rights” for additional information.

Operating Surplus and Capital Surplus

General. All cash distributed will be characterized as either being paid from “operating surplus” or “capital surplus.” Our Partnership Agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus. Operating surplus for any period consists of:

• $20.0 million; plus

• all of our cash receipts, excluding cash from interim capital transactions, which include the following:

• borrowings, refinancing or refundings (including sales of debt securities) that are not working capital borrowings;

• sales of equity interests;

• sales or other dispositions of assets outside the ordinary course of business; and

• capital contributions received;

• provided that cash receipts from the termination of commodity hedges or interest rate hedges prior to their specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

• working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

• cash distributions paid on equity issued (including incremental distributions on incentive distribution rights), other than equity issued in our initial public offering, to finance all or a portion of the construction, acquisition or improvement of a capital improvement or replacement of a capital asset (such as equipment or facilities) and paid in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or replacement capital asset commences commercial service and the date that it is abandoned or disposed of; plus

• cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

• all of our operating expenditures (as defined below); less

• the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

• all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve-month period with the proceeds from additional working capital borrowings; less

• any loss realized in disposition of an investment capital expenditure.

Under our Partnership Agreement, working capital borrowings are borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions and to permit the distribution as operating surplus of additional amounts of cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time.

When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner and its affiliates, payments made in the ordinary course of business under interest rate hedge agreements or commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer and other employee compensation, repayment of working capital borrowings, debt service payments and maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

• repayment of working capital borrowings deducted from operating surplus pursuant to the next to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

• payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

• expansion capital expenditures;

• investment capital expenditures;

• payment of transaction expenses (including taxes) relating to interim capital transactions;

• distributions to our partners (including distributions in respect of our incentive distribution rights); or

• repurchases of partnership interests except to fund obligations under employee benefit plans.

Capital Surplus. We define capital surplus as any distribution of available cash in excess of our cumulative operating surplus. A distribution from capital surplus would potentially be generated by a distribution of cash from:

• borrowings other than working capital borrowings;

• issuances of our equity and debt securities; and

• sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions. Our Partnership Agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the completion of our initial public offering equals the operating surplus from the completion of our initial public offering through the end of the quarter immediately preceding that distribution. Our Partnership Agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain, including over the long term, our operating capacity or operating income. Our Partnership Agreement provides that maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of a replacement asset that is paid in respect of the period that begins when we enter into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that any such replacement asset commences commercial service and the date that it is abandoned or disposed of.

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements and do not include maintenance capital expenditures or investment capital expenditures. Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity or operating income over the long term. Our Partnership Agreement provides that expansion capital expenditures will also include interest payments (and related fees) on debt incurred and distributions on equity issued (including incremental incentive distribution rights in respect of newly issued equity) to finance all or any portion of the construction of a capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of the capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand, for more than the short term, our operating capacity or operating income.

Neither investment capital expenditures nor expansion capital expenditures will be included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, replacement or improvement of a capital asset in respect of the period that begins when we enter into a binding obligation to commence construction of the capital asset and ending on the earlier to occur of the date the capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments are also not subtracted from operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Distributions of Available Cash from Operating Surplus

Our Partnership Agreement requires that we make distributions of available cash from operating surplus in the following manner, after payment of distributions on our preferred units:

• first, 99.9% to all unitholders (other than holders of preferred units), pro rata, and 0.1% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

• thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion assumes that our general partner maintains its 0.1% general partner interest and that we do not issue additional classes of equity interests.

General Partner Interest and Incentive Distribution Rights

Our Partnership Agreement provides that our general partner initially was entitled to 0.1% of all distributions that we make prior to our liquidation.

Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest if we issue additional units. Our general partner’s 0.1% general partner interest, and the percentage of our cash distributions to which it is entitled from its general partner interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of Common Units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 0.1% general partner interest. Our Partnership Agreement does not require that the general partner fund its capital contribution with cash and our general partner may fund its capital contribution by the contribution to us of Common Units or other property.

Incentive distribution rights represent a potentially material variable interest in our distributions. The holder of the incentive distribution rights has the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, and may transfer these rights separately from its general partner interest.

The following discussion assumes that our general partner maintains its 0.1% general partner interest and that our general partner continues to own all of the incentive distribution rights.

If, for any quarter, we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution, then our Partnership Agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

• first, 99.9% to all unitholders (other than holders of preferred units), pro rata, and 0.1% to our general partner, until each unitholder receives a total of $0.388125 per unit for that quarter (the “first target distribution”);

• second, 86.9% to all unitholders (other than holders of preferred units), pro rata, and 13.1% to our general partner, until each unitholder receives a total of $0.421875 per unit for that quarter (the “second target distribution”);

• third, 76.9% to all unitholders (other than holders of preferred units), pro rata, and 23.1% to our general partner, until each unitholder receives a total of $0.506250 per unit for that quarter (the “third target distribution”); and

• thereafter, 51.9% to all unitholders (other than holders of preferred units), pro rata, and 48.1% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders (other than holders of preferred units) and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders (other than holders of preferred units) in any available cash from operating surplus we distribute, after payment of distributions on our preferred units, up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit.” The percentage interests shown for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 0.1% general partner interest, assume our general partner has contributed any additional capital necessary to maintain its 0.1% general partner interest and has not transferred its incentive distribution rights.

					Marginal Percentage Interest in Distributions
	Total Quarterly Distribution per Unit				Limited Partner Unitholders	General Partner
Minimum Quarterly Distribution				$0.337500	99.9%	0.1%
First target distribution	above	$0.337500	up to	$0.388125	99.9%	0.1%
Second target distribution	above	$0.388125	up to	$0.421875	86.9%	13.1%
Third target distribution	above	$0.421875	up to	$0.506250	76.9%	23.1%
Thereafter	above	$0.506250			51.9%	48.1%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our Partnership Agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or our conflicts committee, at any time when we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distribution levels prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per Common Unit during this period. Our general partner’s general partner interest in us (currently 0.1%) will be maintained at the percentage interest immediately prior to the reset election.

The number of Common Units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per Common Unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would thereafter distribute all of our available cash from operating surplus for each quarter, after payment of distributions on our preferred units, as follows:

• first, 99.9% to all unitholders (other than holders of preferred units), pro rata, and 0.1% to our general partner, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

• second, 86.9% to all unitholders (other than holders of preferred units), pro rata, and 13.1% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

• third, 76.9% to all unitholders (other than holders of preferred units), pro rata, and 23.1% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

• thereafter, 51.9% to all unitholders (other than holders of preferred units), pro rata, and 48.1% to our general partner.

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our Partnership Agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made. Our Partnership Agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner, after payment of distributions on our preferred units:

• first, 99.9% to all unitholders (other than holders of preferred units), pro rata, and 0.1% to our general partner, until we distribute for each Common Unit that was issued in our initial public offering, an amount of available cash from capital surplus equal to the initial public offering price in our initial public offering; and

• thereafter, as if they were from operating surplus.

The preceding paragraph assumes that our general partner maintains its 0.1% general partner interest and that we do not issue additional classes of equity interests.

Effect of a Distribution from Capital Surplus. Our Partnership Agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price.

Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions.

However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once we distribute capital surplus on a common unit issued in our initial public offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, after payment of distributions on our preferred units, with 51.9% being paid to the unitholders (other than holders of preferred units), pro rata, and 48.1% to our general partner. The percentage interests shown for our general partner include its 0.1% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our Partnership Agreement specifies that the following items will be proportionately adjusted:

• the minimum quarterly distribution;

• the target distribution levels; and

• the unrecovered initial unit price as described below.

For example, if a two-for-one split of the units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level. Our Partnership Agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying the minimum quarterly distribution and each target distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation thereof) and the denominator of which is the sum of (i) available cash for that quarter, plus (ii) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General. If we dissolve in accordance with our Partnership Agreement, we will sell or otherwise dispose of our assets in a process called liquidation.

We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with capital account balances, including any capital account balance attributable to the preferred unit liquidation preference, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation. For additional information concerning the preferred unit liquidation preference, see “Description of Preferred Units.”

Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in our Partnership Agreement. Upon our liquidation, we will allocate any gain to our partners in the following manner:

• first, to our general partner to the extent of any negative balance in its capital account;

• second, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until the capital account for each common unit is equal to the sum of:

• the unrecovered initial unit price;

• the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

• third, 99.9% to all unitholders (other than holders of preferred units), pro rata, and 0.1% to our general partner, until we allocate under this paragraph an amount per unit equal to:

• the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

• the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 99.9% to the unitholders, pro rata, and 0.1% to our general partner, for each quarter of our existence;

• fourth, 86.9% to all unitholders (other than holders of preferred units), pro rata, and 13.1% to our general partner, until we allocate under this paragraph an amount per unit equal to:

• the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

• the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 86.9% to the unitholders, pro rata, and 13.1% to our general partner for each quarter of our existence;

• fifth, 76.9% to all unitholders (other than holders of preferred units), pro rata, and 23.1% to our general partner, until we allocate under this paragraph an amount per unit equal to:

• the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

• the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 76.9% to the unitholders, pro rata, and 23.1% to our general partner for each quarter of our existence; and

• thereafter, 51.9% to all unitholders (other than holders of preferred units), pro rata, and 48.1% to our general partner.

The percentages set forth above for our general partner include its 0.1% general partner interest and assume our general partner has not transferred the incentive distribution rights and that we have not issued additional classes of equity interests.

Manner of Adjustments for Losses. Upon our liquidation, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our partners in the following manner:

• first, 99.9% to the holders of common units in proportion to the positive balances in their capital accounts and 0.1% to our general partner, until the capital accounts of the common unitholders have been reduced to zero;

• second, to the holders of preferred units in proportion to the positive balances on their capital accounts, until the capital accounts of the holders of preferred units have been reduced to zero; and

• thereafter, 100.0% to our general partner.

Adjustments to Capital Accounts

Our Partnership Agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our Partnership Agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. If we make positive adjustments to the capital accounts upon the issuance of additional units as a result of such gain, our Partnership Agreement requires that we generally allocate any negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner designed to result, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

OUR PARTNERSHIP AGREEMENT

We have summarized below selected provisions of our Partnership Agreement. However, because this summary is not complete it is subject to and is qualified in its entirety by reference to our Partnership Agreement. We suggest that you read the complete text of our Partnership Agreement, which we have incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. The following provisions of our Partnership Agreement are summarized elsewhere in this exhibit: distributions of our available cash are described under “Cash Distribution Policy;” and rights of holders of Common Units and Preferred Units are described under “Description of Common Units” and “Description of Preferred Units.”

Organization and Duration

Our partnership was organized in September 2010 and will have a perpetual existence.

Purpose

Our purpose, as set forth in our Partnership Agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the businesses that we currently conduct, our general partner has no obligation to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our Partnership Agreement specifies the manner in which we will make cash distributions to holders of our Common Units, Preferred Units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, see “Our Cash Distribution Policy.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

For a discussion of our general partner’s right to contribute capital to maintain its 0.1% general partner interest if we issue additional units, please read “—Issuance of Additional Partnership Interests.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “Common Unit majority” require the approval of a majority of the Common Units, and matters that require the approval of either the Class B Preferred Units or Class C Preferred Units require the approval of two thirds of the applicable class of preferred units, voting separately as a class, with one vote per Class B or Class C Preferred Unit, as applicable.

In voting their Common Units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Action	Voting Right
Issuance of additional units	No approval right in respect of Common Unit issuances.

Approval of at least two thirds of each of the
outstanding Class B Preferred Units and Class C
Preferred Units, voting as a single class, and the
consent of the Class D Preferred Unit Representative (defined below) is required for issuance of any senior securities. Approval of at least two thirds of each of the outstanding Class B
Preferred Units and Class C Preferred Units, voting as a single class, is required for any issuance of parity securities if cumulative distributions payable on our
then-outstanding parity securities are in arrears.
Amendment of our Partnership Agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a Common Unit majority and/or two thirds of each of our outstanding Class B Preferred Units and Class C
Preferred Units and/or the Class D Preferred Unit
Representative (defined below). See “-Amendment of our Partnership Agreement.”
Merger of our partnership or the sale of all or substantially all of our assets	Common Unit majority in certain circumstances. See “-Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”
Dissolution of our partnership	Common Unit majority. Please read “-Dissolution.”
Continuation of our business upon dissolution	Common Unit majority. Please read “-Dissolution.”
Withdrawal of our general partner	Prior to the first day of the first quarter beginning after
May 17, 2021 (tenth anniversary of the closing date of
our initial public offering), the approval of a Common
Unit majority, excluding Common Units held by our general partner and its affiliates, is generally required for the withdrawal of our general partner. See “-Withdrawal or Removal of Our General Partner.”
Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. See “-Withdrawal or Removal of Our General Partner.”
Transfer of our general partner interest	Our general partner may transfer all, but not less than
all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a Common Unit majority, excluding Common Units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to the first day of the first quarter beginning after
May 17, 2021 (tenth anniversary of the closing date of
our initial public offering). See “-Transfer of General Partner Interest.”
Transfer of incentive distribution rights	No approval required.
Transfer of ownership interests in our general partner	No approval required at any time. See “-Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to: (i) any person or group that acquired the units from our general partner or its affiliates; (ii) any person or group that acquired the units directly or indirectly from our general partner of its affiliates, provided that our general partner notifies such transferees that the limitation does not apply; (iii) any person or group that acquired 20% or more of any class of units with the prior approval of the general partner; or (iv) any holder of preferred units in connection with any vote, consent or approval of the holders of the preferred units as a separate class or together with any parity securities as a single class.

Applicable Law; Forum, Venue and Jurisdiction

Our Partnership Agreement is governed by Delaware law. Our Partnership Agreement requires that any claims, suits, actions or proceedings:

• arising out of or relating in any way to our Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our Partnership Agreement or the duties, obligations or liabilities among limited partners or of limited partners, or the rights or powers of, or restrictions on, the limited partners or us);

• brought in a derivative manner on our behalf;

• asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

• asserting a claim arising pursuant to any provision of the Delaware LP Act; and

• asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims.

By purchasing a Common Unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

We believe these forum selection provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings. However, such provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents.

In light of prior legal challenges of similar forum selection provisions in other companies’ governing documents, a court could find that the forum selection provisions contained in our Partnership Agreement are inapplicable or unenforceable with respect to some particular claims, including with respect to claims arising under the federal securities laws. We believe that our limited partners will not be deemed, by operation of these forum selection provisions alone, to have waived, beyond what is legally permissible, any rights arising under the federal securities laws and the rules and regulations thereunder. However, we anticipate that these forum selection provisions should apply to the fullest extent permitted by applicable law to the types of actions and proceedings specified in those provisions, including, to the extent permitted by the federal securities laws, to lawsuits asserting both the above-specified claims and federal securities claims. The limitations imposed by applicable law would include those set forth in Section 27 of the Exchange Act, which provides: “The district courts of the United States ... shall have exclusive jurisdiction of violations of the Exchange Act or the rules and regulations thereunder, and of all suits in equity and actions at law brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder.” Consequently, we anticipate that the forum selection provisions would not apply to actions arising under the Exchange Act or the rules and regulations thereunder. However, Section 22 of the Securities Act provides for concurrent federal and state court jurisdiction over actions under the Securities Act and the rules and regulations thereunder, subject to a limited exception for certain “covered class actions” as defined in Section 16 of the Securities Act and interpreted by the courts. Accordingly, we believe that the forum selection provisions would apply to actions arising under the Securities Act or the rules and regulations thereunder, except to the extent a particular action fell within the exception for covered class actions.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware LP Act and that it otherwise acts in conformity with the provisions of our Partnership Agreement, the limited partner’s liability under the Delaware LP Act will be limited, subject to possible exceptions, to the amount of capital such limited partner is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:
• to remove or replace our general partner;

• to approve some amendments to our Partnership Agreement; or

• to take other action under our Partnership Agreement;

constituted “participation in the control” of our business for the purposes of the Delaware LP Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our Partnership Agreement nor the Delaware LP Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware LP Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. Neither liabilities to partners on account of their partnership interests nor liabilities that are nonrecourse to the partnership are counted for purposes of determining whether a distribution is permitted. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware LP Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware LP Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LP Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware LP Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from our Partnership Agreement.

Our subsidiaries conduct business in numerous states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our Partnership Agreement, or to take other action under our Partnership Agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our Partnership Agreement authorizes us to issue an unlimited number of additional partnership interests and options, rights, warrants and appreciation rights relating to partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders, except as described herein.

We have and may continue to fund acquisitions through the issuance of additional Common Units or other partnership interests. Holders of any additional Common Units we issue will be entitled to share equally with the then-existing holders of Common Units in our distributions of available cash (subject to certain waivers of distributions that parties have or may agree to in the future). In addition, the issuance of additional Common Units or other partnership interests may dilute the value of the interests of the then-existing holders of Common Units in our net assets.

In accordance with Delaware law and the provisions of our Partnership Agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the Common Units are not entitled or may have other preferences, rights, powers and duties, which may be senior to existing classes and series of partnership interests. In addition, our Partnership Agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the Common Units.

Approval of at least two thirds of each of the outstanding Class B Preferred Units and Class C Preferred Units, voting as a single class, and the consent of the Class D Preferred Unit Representative as defined in our Partnership Agreement, which represents our 600,000 Class D Preferred Units, representing limited partner interest, is required for issuance of any senior securities. Approval of at least two thirds of each of the outstanding Class B Preferred Units and Class C Preferred Units, voting as a single class, is required for any issuance of parity securities if cumulative distributions on our then-outstanding parity securities are in arrears. At all times, the consent of the Class D Preferred Unit Representative is required to issue parity securities unless we use the proceeds from an offering of parity securities to redeem a class or series of outstanding parity securities.

Upon issuance of additional partnership interests (other than the issuance of Common Units upon a reset of the incentive distribution rights) our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 0.1% general partner interest in us. Our general partner’s 0.1% general partner interest in us will be reduced if we issue additional units in the future (other than in those circumstances described above) and our general partner does not contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates or the beneficial owners thereof or any of their respective affiliates, to purchase Common Units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates and such beneficial owners, to the extent necessary to maintain the percentage interest of our general partner and its affiliates and such beneficial owners or any of their respective affiliates, including such interest represented by Common Units, that existed immediately prior to each issuance.

The holders of Common Units will not have preemptive rights under our Partnership Agreement to acquire additional Common Units or other partnership interests.

Amendment of the Partnership Agreement

General. Amendments to our Partnership Agreement may be proposed only by or with the consent of our general partner. However, to the full extent permitted by law, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. To adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments. No amendment may be made that would:

• enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

• enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our Partnership Agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units (including units owned by our general partner and its affiliates).

Without the consent of (i) at least two thirds of the Class B Preferred Units or Class C Preferred Units, as applicable, or (ii) the Class D Preferred Unit Representative, as applicable, no amendment to our Partnership Agreement may be made that would:

• adversely alter or change the rights, powers, privileges or preferences or duties and obligations of the preferred units; or

• modify the terms of the preferred units.

No Unitholder Approval. Our general partner may generally make amendments to our Partnership Agreement without the approval of any limited partner to reflect:

• a change in our name, the location of our principal place of business, our registered agent or our registered office;

• the admission, substitution, withdrawal or removal of partners in accordance with our Partnership Agreement;

• a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated);

• an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as

amended (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;

• an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests and options, rights, warrants and appreciation rights relating to the partnership interests;

• any amendment expressly permitted in our Partnership Agreement to be made by our general partner acting alone;

• an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Partnership Agreement;

• any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our Partnership Agreement;

• a change in our fiscal year or taxable year and related changes;

• conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

• any other amendments substantially similar to any of the matters described in the clauses above or the following paragraph.

Our general partner may also make amendments to our Partnership Agreement, without the approval of any limited partner, if our general partner determines that those amendments:

• do not adversely affect in any material respect the limited partners (or any particular class of limited partners);

• are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware LP Act);

• are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading;

• are necessary or appropriate for any action taken by our general partner relating to splits or combinations of partnership interests under the provisions of our Partnership Agreement; or

• are required to effect the intent of the provisions of our Partnership Agreement or are otherwise contemplated by our Partnership Agreement.

Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under “—No Unitholder Approval.” No other amendments to our Partnership Agreement will become effective without the approval of holders of at least 90.0% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action and any amendment which increases the voting percentage for the removal of our general partner or the calling of a special meeting must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced or increased, as applicable.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, to the fullest extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our Partnership Agreement generally prohibits our general partner, without the prior approval of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, in our best interests, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to our Partnership Agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units outstanding immediately prior to the transaction will be a substantially identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than the incentive distribution rights) immediately prior to the transaction.

If the conditions specified in our Partnership Agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our Partnership Agreement.

Our unitholders are not entitled to dissenters’ rights of appraisal under our Partnership Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our Partnership Agreement.
We will dissolve upon:

• the election of our general partner to dissolve us, if approved by the holders of common units representing a common unit majority;

• there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

• the entry of a decree of judicial dissolution of our partnership; or

• the withdrawal or removal of our general partner or any other event specified in our Partnership Agreement that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our Partnership Agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a Common Unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our Partnership Agreement by appointing as a successor general partner an entity approved by the holders of a Common Unit majority, subject to our receipt of an opinion of counsel to the effect that:

• the action would not result in the loss of limited liability under Delaware law of any limited partner; and

• neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in the Partnership Agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to 11:59 p.m. Central Time on the first day of the first quarter beginning after May 17, 2021 (the tenth anniversary of the closing date of our initial public offering) without obtaining the approval of a Common Unit majority, excluding Common Units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after 11:59 p.m. Central Time on the first day of the first quarter beginning after May 17, 2021 (the tenth anniversary of the closing date of our initial public offering), our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our Partnership Agreement.

Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding Common Units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our Partnership Agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. See “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner to continue the business of the partnership. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of a unit majority (including units held by our general partner and its affiliates). The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the practical ability to prevent our general partner’s removal.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our Partnership Agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner or its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of the departing general partner and the successor general partner will determine the fair market value.

If the option to purchase described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all of its or its affiliates’ incentive distribution rights will automatically convert into common units equal to the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

Prior to the first day of the first quarter beginning after May 17, 2021 (the tenth anniversary of the closing date of our initial public offering), except for transfer by our general partner of all, but not less than all, of its general partner interest to (i) an affiliate of our general partner (other than an individual) or (ii) another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person without the approval of a common unit majority, excluding common units held by our general partner and its affiliates. On or after the first day of the first quarter beginning after May 17, 2021 (the tenth anniversary of the closing date of our initial public offering), our general partner may transfer all or any part of its general partner interest in us to another person without the approval of the unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our Partnership Agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner may, at any time, transfer common units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part their ownership interests in our general partner to an affiliate or a third party without unitholder approval.

Transfer of Incentive Distribution Rights

The incentive distribution rights may be freely transferred.

Change of Management Provisions

Our Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove NGL Energy Holdings LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners thereof or to us, to acquire for cash all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 days’, but not more than 60 days’, notice. The purchase price in the event of this purchase is the greater of:

• the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

• the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days preceding the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have its limited partner interests purchased at an undesirable time or a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of its Common Units in the market.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our Partnership Agreement as it determines necessary or advisable to:

• obtain proof of the nationality, citizenship or other related status of the limited partner or transferees (and their owners, to the extent relevant); and

• permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Taxpaying Assignees; Redemption

If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our Partnership Agreement as it determines necessary or advisable to:

• obtain proof of the U.S. federal income tax status of the limited partner or transferees (and their owners, to the extent relevant); and

• permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding certain persons or groups owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed.

Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Partnership Interests.”

However, if at any time any person or group, other than those specified in “—Voting Rights,” acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Common Units under our Partnership Agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our Partnership Agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the Common Units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

• our general partner;

• any departing general partner;

• any person who is or was an affiliate of our general partner or any departing general partner; any person who is or was an officer, director, manager, managing member, fiduciary or trustee of our partnership, our subsidiaries, or any entity described in the three bullet points above or any of their affiliates;

• any person who is or was serving, at the request of our general partner or any departing general partner or any of their respective affiliates, as a director, officer, manager, managing member, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

• any person who controls our general partner or any departing general partner; and

• any person designated by our general partner.

However, our Partnership Agreement provides that these persons will not be indemnified if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, with respect to the matter for which the person is seeking indemnification, the person acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the person’s conduct was unlawful.
Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our Partnership Agreement.

Reimbursement of Expenses

Our Partnership Agreement requires us to reimburse our general partner and its affiliates for all expenses they incur or payments they make on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us and our subsidiaries.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax purposes, our fiscal year is the calendar year. For fiscal reporting purposes, our fiscal year ends March 31st of each year.

We will furnish or make available to record holders of our common units, within 90 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC or make the report available on a publicly available website which we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist it in determining its federal and state tax liability and in filing its federal and state income tax returns, regardless of whether it supplies us with the necessary information.

Right to Inspect Our Books and Records

Our Partnership Agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, the reasonableness of which having been determined by our general partner, upon reasonable written demand stating the purpose of such demand and at such limited partner's own expense, have furnished to it:

• a current list of the name and last known address of each partner;

• a copy of our tax returns;

• information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

• copies of our Partnership Agreement, our certificate of limited partnership and all amendments thereto;

• information regarding the status of our business and our financial condition; and

• any other information regarding our affairs as is just and reasonable.

To the full extent permitted by law, our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests or could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.